EXHIBIT 99.1
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Media Contact:    Doug Hock               Investor Contact: Wendy Yang
                  303-837-5812                              303-837-6141

NEWMONT RENEWS SHAREHOLDER RIGHTS PLAN

      DENVER, August 31, 2000 - The Board of Directors of Newmont Mining Corporation declared a dividend distribution of one Preferred Share Purchase Right for each outstanding share of Newmont Mining common stock, replacing similar rights that expire on September 11, 2000.

       The new Rights, like those that are expiring, are designed to assure that in the event of a proposed takeover of the company all Newmont stockholders receive fair and equal treatment. In such an event, the Rights are intended to enable all stockholders realize the long-term value of their investment in the company.

      The new Rights would be exercisable only if a person or group acquires 15 percent or more of the company's common stock or commences a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Each Right would entitle stockholders to buy one one-thousandth of a share of Newmont Mining's Series A Junior Participating Preferred Stock at an exercise price of $100.

      If a person or group acquires 15 percent or more of Newmont Mining's common stock, each Right would entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Newmont common shares having a market value of twice such price. In addition, if Newmont is acquired in a merger or other business combination after a person has acquired 15 percent or more of it's common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person would not be entitled to exercise these Rights.

      Prior to the acquisition by a person or group of 15 percent or more of the company's common stock, the Rights may be redeemed for one-tenth of a cent per Right at the option of the Board of Directors. The Board is also authorized to reduce the 15 percent thresholds mentioned above to not less than 10 percent.

      The dividend distribution will be made on September 11, 2000, payable to stockholders of record on that date, and is not taxable to stockholders. The new Rights expire on September 11, 2010.


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